                                                                       Exhibit 3

                          Apollo Investment Fund, L.P.
                             2 Manhattanville Road
                              Purchase, NY  10577


July 13, 1999

CONFIDENTIAL
------------

Artemis America Partnership
c/o RL&F Service Corporation
Rodney Square
P.O. Box 551
Wilmington, DE 19899

Dear Sirs:

     We refer to our letter agreement with you dated April 5, 1999 relating to Samsonite Corporation (the "April Letter Agreement"). (Capitalized terms not defined in this letter have the meanings given to them in the April Letter Agreement.)

Background
----------

     We made the Bridge Investment contemplated by the April Letter Agreement at a cash purchase price of $25,410,000. We also entered into the Backstop Arrangement, which was originally subject to a maximum purchase commitment by us in the Rights Offering of $12,090,000. Pursuant to the Stockholders Agreement among us, you and Samsonite that is being entered into simultaneously with this letter agreement, we have agreed with Samsonite to increase the maximum amount covered by the Backstop Arrangement to $24,590,900.

Our Agreements with You
-----------------------

     This will confirm that we have agreed as follows:

     1. You agree to purchase from us 50% of the shares comprising the Bridge Investment at a purchase price of $12,705,000. You will effect cash settlement against delivery of the shares as of July 27, 1999 or such other date as we may mutually agree. The Bridge Investment shares that you purchase will be subject to the same restrictions and will be entitled to the same rights as those retained by us. Any future adjustment to the purchase price of the Bridge Investment shares in connection with the completion of the Rights offering will apply equally to the shares purchased by you and those retained by us.

     2. You agree to purchase 50% of any shares required to be purchased by us pursuant to the Backstop Arrangement, at the same price and on the same terms as those governing our purchase of such shares.

     3. You understand that the shares to be purchased by you pursuant to this letter agreement are subject to legal restrictions on transferability under United States federal securities laws and are also subject to contractual restrictions relating to voting and transfer.

     4. For the avoidance of doubt, you acknowledge that the purchase commitments reflected above supersede the 50% purchase options granted to you in the April Letter Agreement.

     5. Notwithstanding anything to the contrary in the Stockholders Agreement referred to above (or any actions taken in accordance with that agreement) or the Investment Management Agreement dated as of June 29, 1990 originally between Lion Advisors, L.P., as manager ("Lion"), and Altus Finance to which you subsequently became a party and as most recently amended as of April 30, 1999 (the "Management Agreement"), 1,778,523 shares of Common Stock of Samsonite currently held for your account pursuant to the Management Agreement shall remain subject to the incentive fee provisions contained in the Management Agreement (which shall remain in effect with respect to such shares except for the transfer of voting rights pursuant to the Stockholders Agreement).

     Kindly confirm that this letter accurately sets forth our understanding regarding your agreement to purchase Samsonite shares from us by signing and returning a copy of this letter to us at you earliest convenience.

                              Very truly yours,

                              Apollo Investment Fund, L.P.

                              By:   Apollo Advisors, L.P.
                                    Managing Partner


                                    By:  /s/ Michael D. Weiner
                                        ----------------------------------
                                          Name:     Michael D. Weiner
                                          Title:    Vice President

Confirmed

Artemis America Partnership


By:
   -----------------------------

cc:  Bernard Attal